EXHIBIT 10.1
BOARD CONSULTING AGREEMENT
THIS BOARD CONSULTING AGREEMENT (this "Agreement") is entered into as of the 16th day of April, 2012, by and between Unum Group, a Delaware corporation having its principal executive offices in Chattanooga, Tennessee (the "Company"), and Robert O. Best (the "Consultant").
WITNESSETH:
WHEREAS, prior to his retirement from the Company on December 31, 2011 (the "Retirement Date"), the Consultant worked for 39 years in increasingly senior positions with the Company and its subsidiaries and affiliates, including predecessor companies to such entities, most recently as the Company's Executive Vice President, Global Services, in which position he had responsibility for all areas of the Company's information technology ("IT"); and
WHEREAS, through such work and experiences, the Consultant has acquired valuable knowledge and expertise regarding the business of the Company (the "Business"), the area of IT and interrelationships or potential interrelationships between the Business and IT; and
WHEREAS, the Company desires to receive the benefit of such knowledge and expertise by engaging the Consultant to serve as an advisor to the Board of Directors of the Company (the "Board of Directors") with respect to its governance and oversight of the foregoing matters; and
WHEREAS, the Consultant desires to serve in such advisory capacity, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:
1.Consulting Period. The Consultant shall render consulting services to the Board of Directors, on the terms and conditions set forth in this Agreement, for the period beginning on April 16, 2012 and ending on April 15, 2013, inclusive, unless this Agreement shall be earlier terminated in accordance with Section 8 hereof (the "Consulting Period").

2.Consulting Services. During the Consulting Period, the Consultant shall make himself available and serve as a resource to the Board of Directors on a broad range of operations and technology related matters, including, without limitation, being available to (i) speak to, among other things, general operations and technology trends impacting the Company's industry, operations and technology governance trends, and the changing strategic role of technology within the Company's industry, and (ii) the Board of Directors or individual directors as a resource on any operational or technology matter that emerges in the role of any director of the Company. Such consulting services shall be performed at such place or places as shall be mutually agreed upon by the Consultant and the Company. In no event shall the Consultant be required or permitted to provide consulting services for more than 32 hours in any month during the Consulting Period. Notwithstanding any other provision of this Agreement to the contrary, during the Consulting Period, the amount of time the Consultant will spend on providing the consulting services required under this Agreement shall be limited so that the Consultant's termination of employment on the Retirement Date will constitute the Consultant's "separation from service" with the Company as such term is defined under Section 1.409A-1(h) of the regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code").

3.Consideration and Invoicing. In consideration of the consulting services to be provided by the Consultant pursuant to Section 2 and in consideration for the covenants of the Consultant set forth herein, during the Consulting Period, the Company agrees to pay to the Consultant, and the Consultant agrees to accept as full compensation, a fee in the amount of $250 per hour of consulting services provided hereunder (the "Consulting Fee"), payable within thirty (30) days following receipt of a monthly written invoice from the Consultant. Each invoice shall specify, in reasonable detail, all services provided during the period to which the invoice relates (itemizing each type of service), the dates on which the services were provided, the number of hours spent in providing each service and the total amount due under the invoice. To be eligible for reimbursement of expenses pursuant to Section 4, the Consultant must include, in or with an invoice, a description of such expenses and receipts evidencing the incurrence of such expenses. If the Consultant fails to invoice the Company for any specific charge or expense within a period of ninety (90) days after the date of such charge or expense, then the Company shall not be obligated to pay or reimburse the Consultant for such charge or expense.

4.Expenses. The Company shall reimburse the Consultant for any reasonable business expenses incurred by the Consultant in connection with the performance of the consulting services described in Section 2. In determining whether any expense is reimbursable under this Agreement, the Company's reimbursement policies shall apply.

5.Sole Consideration. Except as specifically provided herein, the Consultant shall be entitled to no compensation or benefits with respect to the consulting services from the Company, and under no circumstances shall the Consultant be credited with any service for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of the Company.

6.Interests of the Company and Confidential Information. The Consultant covenants to act in the best interests of the Company through the Consulting Period. The Consultant acknowledges that, as an advisor to the Board of Directors, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its Business. Accordingly, the Consultant further covenants that, except as required by law or legal process, he shall not, directly or indirectly, at any time during the Consulting Period or thereafter, without the prior written consent of the Company, use for his own benefit or the benefit of any other person or entity other than the Company and its affiliates or disclose to any person, other than a director or employee of the Company to whom disclosure is necessary to the performance by the Consultant of his duties as an advisor hereunder, any confidential, proprietary, secret or privileged information about the Company or its affiliates or their businesses, affairs or operations (the "Confidential Information"). The Consultant acknowledges and agrees that all Confidential Information is critical to the successful conduct of the Business and that the Confidential Information is and shall remain the exclusive property of the Company or its affiliates, as the case may be. For purposes of the foregoing, the term Confidential Information shall not include information that becomes generally available to the public, other than as a result of disclosure by the Consultant. The Consultant shall have no power or authority to contract in the name of or bind the Company or its affiliates, to speak on behalf of the Company or to engage in any negotiations or discussions on its behalf. The provisions of this Section 6 shall survive and continue in full force and effect in accordance with its terms, without limitation as to geographic application, notwithstanding any termination of the Consulting Period or this Agreement.

7.Status as an Independent Contractor. The Company and the Consultant acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which the Consultant provides consulting services hereunder, and that in performing consulting services pursuant to this Agreement the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any entity for which the Company provides services.

8.Termination of Agreement.

(a)Time of Termination. This Agreement shall terminate upon the first to occur of:
(1)11:59 p.m. on April 15, 2013.
(2)The date specified by the Consultant in a notice of termination delivered to the Company.
(3)The date specified by the Company in a notice of termination, with or without Cause, delivered to the Consultant. For purposes of this Agreement, "Cause" shall mean: (i) the continued failure of the Consultant to be available to perform substantially the Consultant's duties hereunder; (ii) the willful engaging by the Consultant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or any of its affiliates; (iii) the Consultant's conviction of a felony or a guilty or nolo contendere plea by the Consultant with respect thereto; or (iv) the breach by the Consultant of any provision of this Agreement.
(4)The death or disability of the Consultant such that the Consultant could not reasonably be expected to perform his duties for a period exceeding 90 consecutive days.

(b)Payments Upon Termination. Subject to the provisions of Section 3, upon termination of this Agreement the Company shall have no further obligation hereunder other than the payment of (i) any unpaid Consulting Fee relating to consulting services provided prior to the date of such termination, and (ii) any unreimbursed expenses that were incurred by the Consultant prior to the date of such termination and for which reimbursement is due under Section 4.

9.Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:
At the last address delivered to the Company by the Consultant as provided herein;
If to the Company:
Unum Group
1 Fountain Square
Chattanooga, Tennessee 37402
Attention: General Counsel;
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
10.Miscellaneous. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior understandings, agreements or representations by the parties, written or oral, which may have related in any manner to the subject matter hereof. This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This Agreement is personal in nature and the Consultant shall not, without the written consent of the Company, assign, transfer or delegate this Agreement or any rights or obligations hereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such state's laws and principles regarding the conflict of laws. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Consultant and the Company. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

11.Taxes. The Consultant acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are imposed by applicable laws and regulations with respect to any Consulting Fee payable or benefits provided to the Consultant hereunder in his capacity as a consultant. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during Consultant's lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.
UNUM GROUP
By: /s/ Liston Bishop III
Name: Liston Bishop III
Title: Executive Vice President and General Counsel

CONSULTANT
By:     /s/ Robert O. Best
Name: Robert O. Best